AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2014 at 11:59 PM (the “Effective Date”), by and among State Bank Financial Corporation, a corporation organized under the laws of the State of Georgia (the “Company”), State Bank and Trust Company, a banking corporation organized under the laws of the State of Georgia (the “Bank” and together with the Company the “Employer”), and J. Daniel Speight, Jr., a resident of the State of Georgia (the “Employee”).

RECITALS:

WHEREAS, the Bank and the Employee previously entered into that certain Employment Agreement dated July 24, 2009, as amended by that certain First Amendment to Employment Agreement dated May 11, 2010, that certain Second Amendment to Employment Agreement dated November 5, 2010, that certain Third Amendment to Employment Agreement dated December 14, 2010 and that certain Fourth Amendment to Employment Agreement dated March 8, 2011 (collectively, the “Original Agreement”);

WHEREAS, as of the Effective Date, the parties agreed that the Employee will cease to serve as Chief Operating Officer of the Company and the Bank but will continue to serve as Vice Chairman and Secretary of the Company and the Bank and will also begin service as General Counsel of the Company;

WHEREAS, the parties desire to amend and restate the Original Agreement to, among other things, (i) reflect that the Employee has ceased to serve as Chief Operating Officer of the Company and the Bank, will continue as Vice Chairman and Secretary of the Company and the Bank and will be appointed as General Counsel of the Company, (ii) include the Company as a party to the Agreement, (iii) consolidate the First Amendment to Employment Agreement, the Second Amendment to Employment Agreement, the Third Amendment to Employment Agreement and Fourth Amendment to Employment Agreement into this Agreement, and (iv) update certain outdated provisions as well as revise certain tax and regulatory compliance provisions;

WHEREAS, Employee is willing to enter into this Agreement in consideration of the agreements set forth below.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Employer and Employee hereby agree as follows:

1.Definitions.

Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1    “Affiliate” shall mean any business entity which controls the Employer or is controlled by or is under common control with the Employer.

1.2     “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.3    “Area” shall mean the geographic area within the boundaries of the Macon, Warner Robins, Atlanta, and Augusta metropolitan statistical areas.

1.4     “Average Monthly Compensation” shall mean the quotient determined by dividing the sum of the Employee’s then current Base Salary (as defined in Section 4.1 hereof) and the greater of the most recently paid Incentive Compensation (as defined in Section 4.2 hereof) or the average of Incentive Compensation paid over the three most recent years by twelve.

1.5    “Board of Directors” shall mean the Company’s and the Bank’s Board of Directors.

1.6    “Business of the Employer” shall mean the business conducted by the Employer and its Affiliates, which is the business of banking, including the solicitation of time and demand deposits and the making of residential, consumer, commercial and corporate loans, provided, however, that the Business of the Employer shall not include (i) the origination, or purchase, of any loan which at inception or purchase would be considered a criticized or classified loan by bank regulatory authorities, (ii) the origination, or purchase, of any loan to a borrower whose residence or domicile is not in the Area, or (iii) any loan secured by real estate, where the real estate collateral securing the loan is located outside of the Area, all of which activities are currently conducted by Bankers’ Capital Group, LLC.

1.7    “Cause” shall mean:

1.7.1    With respect to termination by the Employer:

(a)    A material breach of the terms of this Agreement by the Employee, including, without limitation, failure by the Employee to perform the Employee’s duties and responsibilities in the manner and to the extent required under this Agreement, which breach remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employee by the Employer;

(b)    Conduct by the Employee that (i) constitutes fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to the Employee’s office and (ii) is demonstrably likely to lead to material injury to the Employer or resulted or was intended to result in direct or indirect gain to or personal enrichment of the Employee; provided, however, that such conduct shall not constitute “Cause” unless there shall have been delivered to the Employee a written notice setting forth with specificity the reasons that the Employer believes the Employee’s conduct meets the standard set forth in this Section 1.7.1(b), the Employee shall have been provided with an opportunity to be heard in person by the Board of Directors (with the assistance of counsel, if desired) and, in the event of any such hearing, the decision of the Employer is confirmed by a vote of the membership of the Board of Directors as provided in Section 3.2.1;

(c)    Conduct resulting in the conviction of the Employee of a felony; or

(d)    Conduct by the Employee that results in the permanent removal of the Employee from his position as an officer or employee of the Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer.

1.7.2    With respect to termination by the Employee:

(a)    a material diminution in the powers, responsibilities, duties or total compensation of the Employee hereunder by the Employer, which condition remains uncured after the expiration of thirty (30) days following the delivery of written notice of such condition to the Employer by the Employee;

(b)    the failure of the Board of Directors to maintain the Employee’s appointment to the offices of Vice Chairman and Secretary of the Company and the Bank and General Counsel of the Company, upon the Employer’s notice of non-renewal of this Agreement, or the failure of the shareholders of the Company or the Bank to elect Employee as a director of the Company; or

(c)    a material breach of the terms of this Agreement by the Employer, which breach remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employer by the Employee.

(d)    Notwithstanding the foregoing, Employee must provide written notice to the Employer of the existence of a condition described in subsections (a), (b), or (c) within 90 days of the initial existence of such condition and the Employer shall have 30 days to remedy the condition before the Employer is required to pay under Section 3.

1.8    “Change in Control” means any one of the following events occurring after the Effective Date:

(a)    the acquisition by any person or persons acting in concert of the then outstanding voting securities of the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote more than thirty percent (30%) of any class of voting securities of the Company or such other transaction as may be described under 12 C.F.R. § 225.41(c) or any successor thereto;

(b)    within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Company’s Board of Directors; provided that any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if that director was elected to such Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(c)    the approval by the shareholders of the Company of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated entity’s then outstanding voting securities; or

(d)    the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

1.9    “Confidential Information” means data and information relating to the Business of the Employer and its Affiliates (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through the Employee’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Without limiting the foregoing, Confidential Information shall include:

(a)    all items of information that could be classified as a trade secret pursuant to Georgia law;

(b)    the names, addresses and banking requirements of the customers of the Employer and its Affiliates and the nature and amount of business done with such customers;

(c)    the names and addresses of employees and other business contacts of the Employer and its Affiliates;

(d)    the particular names, methods and procedures utilized by the Employer and its Affiliates in the conduct and advertising of its business;

(e)    application, operating system, communication and other computer software and derivatives thereof, including, without limitation, sources and object codes, flow charts, coding sheets, routines, subrouting and related documentation and manuals of the Employer and its Affiliates; and

(f)    marketing techniques, purchasing information, pricing policies, loan policies, quoting procedures, financial information, customer data and other materials or information relating to the Employer’s and its Affiliates’ manner of doing business.

Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.10    “Employer Information” means Confidential Information and Trade Secrets.

1.11    “Permanent Disability” shall mean a condition for which benefits would be payable under any long-term disability coverage (without regard to the application of any elimination period requirement) then provided to the Employee by the Employer or, if no such coverage is then being provided, the inability of the Employee to perform the material aspects of the Employee’s duties under this Agreement for a period of at least one hundred eighty (180) consecutive days as certified by a physician chosen by the Employee and reasonably acceptable to the Employer. Notwithstanding the provisions in this Section 1.11, Permanent Disability for purposes of this Agreement must also be a disability within the meaning of Code Section 409A(a)(2)(A)(ii) and 409A(a)(2)(C) and Treas. Reg. Section 1.409A-3(a)(2).

1.12    “Term” shall mean that period of time commencing on the Effective Date and running until (a) the close of business on the last business day immediately preceding the third (3rd) anniversary of the thirtieth (30th) day following the date any notice of non-renewal of this Agreement is received, or (b) any earlier termination of employment of the Employee under this Agreement as provided for in Section 3.

1.13    “Trade Secrets” means information, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.Duties.

2.1    The Employee is employed as the Vice Chairman and Secretary of the Company and the Bank and the General Counsel of the Company, subject to the direction of the Chief Executive Officer and the Board of Directors or its designee(s). The Employee shall perform and discharge well and faithfully the authority, duties and responsibilities which may be assigned to the Employee from time to time by the Board of Directors in connection with the conduct of the Business of the Employer; provided, however, that, in making its assignments, the Board of Directors shall assign only such authority, duties and responsibilities assigned to the Employee from time to time as are, in the aggregate, consistent with the duties and responsibilities as would be customarily assigned to a person occupying the positions, including as a director of the Company and the Bank, held by the Employee pursuant to the terms of this Agreement.

2.2    In addition to the duties and responsibilities specifically assigned to the Employee pursuant to Section 2.1 hereof, the Employee shall:

(a)    devote substantially all of the Employee’s time, energy and skill during regular business hours to the performance of the duties of the Employee’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)    diligently follow and implement all management policies and decisions communicated to the Employee by the Chief Executive Officer and the Board of Directors, which are consistent with this Agreement;

(c)    timely prepare and forward to the Board of Directors, all reports and accounting as may be requested of the Employee; and

(d)    serve as a director of the Company and the Bank.

2.3    The Employee shall devote the Employee’s entire business time, attention and energies to the Business of the Employer and shall not during the term of this Agreement be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Employee from:

(a)    managing the Employee’s personal assets and investing the Employee’s personal assets in businesses, which (subject to clause (b) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Employee in their operation or affairs and in which the Employee’s participation is solely that of an investor;

(b)    purchasing securities or other interests in any entity provided that such purchase shall not result in the Employee’s collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer;

(c)    serving on the board of directors of other organizations so long as such service does not materially interfere with the performance of the Employee’s duties under this Agreement and are not in competition with the Business of the Employer; and

(d)    participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board of Directors approves of such activities prior to the Employee’s engaging in them.

Notwithstanding anything to the contrary in this Section 2.3, the Employee may serve as a principal of Bankers’ Capital Group, LLC. For the avoidance of doubt, Bankers’ Capital Group, LLC also serves as a general partner of Sagus Partners, LLC and intends to do so following the date of this Agreement.

3.Term and Termination.

3.1    Term. This Agreement shall remain in effect for the Term. While this Agreement remains in effect, it shall automatically renew each day after the Effective Date such that the Term remains a three-year term from day-to-day thereafter unless any party gives written notice to the others of its or his intent that the automatic renewals shall cease. In the event such notice of non-renewal is properly given, absent prior termination by the Employer or the Employee pursuant to Section 3.2, this Agreement and the Term shall expire on the third (3rd) anniversary of the thirtieth (30th) day following the date such written notice is received. Without limiting the foregoing, if the Employer determines in any annual performance review that the Employee’s performance under this Agreement is not satisfactory, the Employer may provide the Employee with written notice of non-renewal of this Agreement.

3.2    Termination. During the Term, the employment of the Employee under this Agreement may be terminated only as follows:

3.2.1    By the Employer:

(a)    For Cause, following approval of such action by at least seventy-five (75%) of the membership of the Board of Directors and only after providing Employee with at least thirty (30) days’ written notice, in which event the Employer shall have no further obligation to the Employee except for the payment of any amounts earned and unpaid as of the effective date of termination; or

(b)    Without Cause at any time, following approval of such action by at least two-thirds (2/3) of the disinterested directors of the Board of Directors, provided that the Employer shall give the Employee sixty (60) days’ prior written notice of its intent to terminate, in which event the Employer shall be required to meet its obligations to the Employee under Section 3.3.1 below.

3.2.2    By the Employee:

(a)    For Cause, with no prior notice except as provided in Section 1.7.2, in which event the Employer shall be required to meet its obligations to the Employee under Section 3.3.1 below; or

(b)    Without Cause, provided that the Employee shall give the Employer sixty (60) days’ prior written notice of the Employee’s intent to terminate, in which event the Employer shall have no further obligation to the Employee except for payment of any amounts earned and unpaid as of the effective date of the termination.

3.2.3    By the Employee within the period commencing three (3) months prior to and ending twelve (12) months after a Change in Control (the “Election Period”), provided that the Employee shall give thirty (30) days’ written notice prior to the end of the Election Period to the Employer of the Employee’s intention to terminate this Agreement and shall terminate employment at the end of such 30-day period, in which event the Employer shall be required to meet its obligations to the Employee under Section 3.3.2 below.

3.2.4    At any time upon mutual, written agreement of the parties, in which event the Employer shall have no further obligation to the Employee except for the payment of any amounts earned and unpaid as of the effective date of the termination.

3.2.5    Notwithstanding anything in this Agreement to the contrary, the Term shall expire automatically upon the Employee’s death or Permanent Disability, and if the reason for termination is the Employee’s death, the Employer shall have no further obligation to the Employee except for the payment of any amounts earned and unpaid as of the effective date of termination and, if the reason for termination is the Employee’s Permanent Disability, the Employer shall pay to the Employee an amount equal to the Average Monthly Compensation for each full month following such termination until the earlier of the month prior to the month for which the Employee’s long-term disability benefits become payable or six (6) full months commencing with the month following the month in which the date of termination occurs.

3.3    Termination Payments.

3.3.1    In the event the Employee’s employment is terminated under this Agreement prior to the expiration of the Term pursuant to Section 3.2.1(b) or Section 3.2.2(a), then subject to the requirements of Section 3.3.5, the Employer shall pay to the Employee as severance pay and liquidated damages a lump sum amount equal to the greater of (i) the current Base Salary, or (ii) the Average Monthly Compensation multiplied by 12. In addition, from the effective date of the termination pursuant to Section 3.2.1(b) or Section 3.2.2(a), the Employer shall pay a monthly amount, subject to applicable tax withholding, equal to what would be the Employee’s cost of COBRA health continuation coverage for the Employee and eligible dependents for the greater of twelve (12) months or the period during which the Employee and those eligible dependents are entitled to COBRA health continuation coverage from the Employer.

3.3.2    In the event the Employee’s employment is terminated under this Agreement prior to the expiration of the Term pursuant to Section 3.2.3, then subject to the requirements of Section 3.3.5, the Employer shall pay to the Employee as severance pay and liquidated damages a lump sum amount equal to the greater of (i) the current Base Salary divided by 12, or (ii) the Average Monthly Compensation, such greater figure multiplied by the number of months (including partial months) from the effective date of the termination through the then unexpired portion of the Term or, if greater, 24. In addition, from the effective date of the termination pursuant to Section 3.2.3 or Section 3.2.2(a), through the then unexpired portion of the Term (or, if greater, for a period of twenty-four (24) months following the effective date of the termination) (the “Severance Period”), the Employer shall pay a monthly amount, subject to applicable tax withholding, equal to what would be the Employee’s cost of COBRA health continuation coverage for the Employee and eligible dependents for the greater of the Severance Period or the period during which the Employee and those eligible dependents are entitled to COBRA health continuation coverage from the Employer.

3.3.3    Notwithstanding any other provision of this Agreement to the contrary, if the aggregate of the payments provided for in this Agreement and the other payments and benefits that the Employee has the right to receive from the Employer (the “Total Payments”) would constitute a “parachute payment,” as defined in Section 280G(b)(2) of the Internal Revenue Code, as amended (the “Code”), the Employee shall receive the Total Payments unless the (a) after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee and the amount of any excise taxes payable by the Employee under Section 4999 of the Code that would be payable by the Employee (the “Excise Taxes”)) if the Employee were to receive the Total Payments has a lesser aggregate value than (b) the after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee) if the Employee were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to Excise Taxes (the “Reduced Payments”), in which case the Employee shall be entitled only to the Reduced Payments. If the Employee is to receive the Reduced Payments, the Employee shall be entitled to determine which of the Total Payments, and the relative portions of each, are to be reduced.

In connection with the Total Payments contemplated in this Section 3.3.3, the parties agree that to the minimum extent necessary to comply with Section 280G of the Code and to avoid the imposition of excise taxes under Section 4999 of the Code, the Employer may offer and the Employee may agree to provide personal services on behalf of the Employer following his termination of employment in exchange for reasonable compensation for such services. In such event, a portion of the Total Payments shall be deemed to be attributable to such post-termination services. The parties agree that any compensation attributable to such services must comply with the requirements of Section 280G of the Code and the Treasury Regulations promulgated thereunder, including, but not limited to, the requirements set forth in Q/A-9 of Treasury Regulation 1.280G-1. The parties agree to negotiate in good faith at the time of Employee’s termination of employment to determine the scope and duration of services to be rendered (if any) by Employee, and the related compensation payable therefore, for the period following such termination of employment, all with the objective of complying with Section 280G of the Code and the intent of this paragraph.

All determinations required to be made under this Section 3.3.3, and the assumptions to be utilized in arriving at such determination, shall be made by tax counsel (which may be a law firm, compensation consultant or an accounting firm) appointed by the Employer (the “Tax Counsel”), which shall provide its determinations and any supporting calculations to the Employer within 10 business days of having made such determination. The Tax Counsel shall consult with any compensation consultants, accounting firm and/or other legal counsel selected by the Employer in determining which payments to, or for the benefit of, the Employee are to be deemed to be parachute payments. In connection with making determinations under this Section 3.3.3, Tax Counsel shall take into account, to the extent applicable, the value of any reasonable compensation for services to be rendered by the Employee before or after the applicable change in ownership or control, including the non-competition provisions, if any, applicable to the Employee under Sections 6-8 and any other non-competition provisions that may apply to the Employee, and the Employer shall cooperate in the valuation of any such services, including any non-competition provisions.

Notwithstanding the provisions in this Section 3.3.3, the Employer and the Employee shall take all steps necessary (including with regard to any post-termination services by the Employee) to ensure that any termination described in Section 3 constitutes a “separation from service” within the meaning of Section 409A of the Code.

3.3.4    For purposes of compliance with Code Section 409A:

(a)    It is intended that this Agreement shall comply with the provisions of Code Section 409A and the Treasury regulations relating thereto, or an exemption to Code Section 409A. Any payments that qualify for the “short-term deferral” exception shall be considered as paid first, then any payments that qualify for the separation pay plan exception shall be considered as paid next, then payments that qualify for any other exception under Section Code 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules and the exclusion for certain short-term deferral amounts under Code Section 409A. All payments to be made upon a termination of employment under this Agreement that constitute non-qualified deferred compensation may only be made upon a “separation from service” under Section Code 409A. In no event may the Employee, directly or indirectly, designate the calendar year of any payment under this Agreement. To the extent permitted under Code Section 409A or any Internal Revenue Service (“IRS”) or Treasury rules or other guidance issued thereunder, the Employer may, in consultation with the Employee, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of Code Section 409A, so as to avoid the imposition of taxes and penalties on the Employee pursuant to Code Section 409A.

(b)    Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in- kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)    Notwithstanding any other provision of this Agreement to the contrary and if applicable, if the Employee is considered a “specified employee” for purposes of Code Section 409A (as determined in accordance with the methodology established by the Employer as in effect on the date of separation from service), (i) any payment or other benefit that constitutes nonqualified deferred compensation within the meaning of Code Section 409A that is otherwise due to the Employee under this Agreement during the six-month period following his separation from service (as determined in accordance with Code Section 409A) on account of his separation from service shall be accumulated and paid to the Employee on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). If the Employee dies during the postponement period, the amounts and entitlements delayed on account of Code Section 409A shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Employee’s death.

3.3.5    Payments under Section 3.3.1 and 3.3.2 above are conditioned upon Employee entering into a Release and Separation Agreement in the form attached hereto as Exhibit A and shall be paid as a lump sum or commence (for non-lump sum payments) on the next payroll date following the sixtieth (60th) day after the date of Employee’s date of termination of employment provided that Employee’s Release and Separation Agreement is effective at such time (signed, returned and the revocation period has expired).

4.    Compensation. Unless otherwise specified hereafter, any services performed by the Employee shall be for the benefit of the Company and, therefore, any payments or benefits paid to the Employee pursuant to this Agreement shall be the sole responsibility of the Company; provided however, to the extent the Bank maintains payroll and benefits for the Employee it shall do so as the agent of the Company and shall be reimbursed by the Company accordingly.

The Employee shall receive the following salary and benefits during the Term:

4.1    Base Salary. The Employee shall be compensated at a base rate of Four Hundred Ten Thousand Dollars ($410,000) per year, which may be increased from time to time in accordance with the immediately succeeding sentence (“Base Salary”). The Employee’s salary shall be reviewed by the Independent Directors Committee of the Bank and Company annually, and the Employee shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Independent Directors Committee of the Bank and Company based upon the performance of the Employer and its compliance with regulatory standards. Such salary shall be payable in accordance with the Employer’s normal payroll practices.

4.2    Cash Incentive Compensation. The Employee shall be eligible for an annual cash bonus pursuant to such bonus, incentive or other executive compensation programs as are made available to executive management of the Employer from time to time (the “Incentive Compensation”). The Employee’s target bonus amount for each calendar year during the Term shall be fifty percent (50%) of the Employee’s Base Salary based on Employee’s achievement of certain performance criteria as further described in the applicable compensation program.

4.3    Equity Compensation. The Employee may participate in the Company’s equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Company. Any options or similar awards shall be reflected by a separate written award and issued to Employee at an exercise price of not less than the stock's current fair market value as of the date of grant, and the number of shares subject to such grant shall be fixed on the date of grant.

4.4    Benefits. The Employee shall be entitled to such benefits as may be available from time to time for senior executives of the Employer similarly situated to the Employee. All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices. Such benefits may include, by way of example only, profit sharing plans, retirement or investment funds, dental, health and life insurance benefits and such other benefits as the Employer deems appropriate.

4.5    Business Expenses. The Employer shall reimburse the Employee for reasonable business (including travel) expenses incurred by the Employee in performance of the Employee’s duties hereunder; provided, however, that the Employee shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

4.6    Professional Associations. The Employee shall be entitled to attend such courses, annual meetings, conferences and seminars of his selection at the Employer’s expense, provided that the Employer shall only be required to cover reasonable expenses associated with the Employee’s attendance at such courses, conferences and seminars that are incurred consistent with the Employer’s budget operating plan and policies then in effect.

4.7    Vacation. On a non-cumulative basis the Employee shall be entitled to a minimum of four weeks (4) weeks of vacation annually, during which the Employee’s compensation shall be paid in full.

4.8    Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income tax, FICA and other withholding requirements.

5.    Employer Information.

5.1    Ownership of Information. All Employer Information received or developed by the Employee while employed by the Employer will remain the sole and exclusive property of the Employer.

5.2    Obligations of the Employee. The Employee agrees (a) to hold Employer Information in strictest confidence, and (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret. In the event that the Employee is required by law to disclose any Employer Information, the Employee will not make such disclosure unless (and then only to the extent that) the Employee has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Employee becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement with respect to Confidential Information, and shall survive termination of this Agreement for so long as is permitted by the then-current Georgia Trade Secrets Act of 1990, O.C.G.A. §§ 10-1-760 to -767, with respect to Trade Secrets.

5.3    Delivery upon Request or Termination. Upon request by the Employer, and in any event upon termination of the Employee’s employment with the Employer, the Employee will promptly deliver to the Employer all property belonging to the Employer, including without limitation all Employer Information then in the Employee’s possession or control.

6.    Non-Competition.

The Employee agrees that during his employment by the Employer hereunder and, in the event of his termination other than by the Employer without Cause pursuant to Section 3.2.1(b), or by the Employee for Cause pursuant to Section 3.2.2(a), for a period of thirty-six (36) months thereafter, the Employee will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer. Notwithstanding the foregoing, the Employer agrees that the Employee may (a) own up to 5% of the voting shares of any financial institution engaged in the Business of the Employer in the Area, and (b) engage in the practice of law in the Area representing institutions engaged in the Business of the Employer.

7.    Non-Solicitation of Customers.

The Employee agrees that during the Employee’s employment by the Employer hereunder and, in the event of Employee’s termination other than by the Employer without Cause pursuant to Section 3.2.1(b), or by the Employee for Cause pursuant to Section 3.2.2(a), for a period of twenty-four (24) months thereafter, the Employee will not (except on behalf of or with the prior written consent of the Employer), on the Employee’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Employer’s or its Affiliate’s customers, including actively sought prospective customers, with whom the Employee has or had material contact during the last twelve (12) months of the Employee’s employment, for purposes of providing products or services that are competitive with those provided by the Employer or its Affiliates.

8.    Non-Solicitation of Employees.

The Employee agrees that during the Employee’s employment by the Employer hereunder and, in the event of the Employee’s termination other than by the Employer without Cause pursuant to Section 3.2.1(b), or by the Employee for Cause pursuant to Section 3.2.2(a), for a period of twenty-four (24) months thereafter, the Employee will not on the Employee’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the Employer or its Affiliates, whether or not such employee is a full-time employee or a temporary employee of the Employer or its Affiliates and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will. Notwithstanding the foregoing, this Section 8 will not apply to Lisa Lane or Cindy Cline.

9.    Remedies.

The Employee agrees that the covenants contained in Sections 5 through 8 hereof are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should he breach any of the covenants. Therefore, the Employee agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Employee agree that all remedies available to the Employer or the Employee, as applicable, shall be cumulative. In addition, in the event the Employee fails to comply with any of the covenants contained in Section 5 hereof and such failure shall not be cured to the reasonable satisfaction of the Employer within thirty (30) days after receipt of written notice thereof from the Employer, the Employer shall thereupon be relieved of liability for all obligations then remaining under Section 3.3 hereof.

10.    Severability.

The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11.    No Set-Off by the Employee.

The existence of any claim, demand, action or cause of action by the Employee against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12.    Notice.

All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(a)    If to the Employer, to the Employer at:

State Bank Financial Corporation
State Bank and Trust Company
Attention: Chief Executive Officer
3399 Peachtree Road, NE, Suite 1900
Atlanta, Georgia 30326

(b)    If to the Employee, addressed to the most recent address of Employee set forth in the personnel records of the Employer.

13.    Assignment.

No party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other parties hereto; provided, however, that this Agreement shall be assumed by and shall be binding upon any successor to the Employer.

14.    Waiver.

A waiver by the Employer of any breach of this Agreement by the Employee shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.    Arbitration.

Except for any claim for injunctive relief, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, which shall be conducted by a three-person arbitration panel, one of whom shall be selected by each party and the third of whom shall be selected jointly upon mutual agreement of both parties. The place of arbitration shall be Fulton County, Georgia and the Employer and the Employee agree that they will seek to enforce any arbitration award in the Superior Court of Fulton County. The decision of the arbitration panel shall be final and binding upon the parties and judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction. The Employer agrees to pay the fees and expenses associated with the arbitration proceedings.

16.    Attorneys’ Fees.

With respect to arbitration of disputes and if litigation ensues between the parties concerning the enforcement of an arbitration award, each party shall pay its own fees, costs and expenses; provided, however, the Employer shall advance to the Employee reasonable fees, costs and expenses incurred by the Employee in preparing for and in initiating or defending against any proceeding or suit brought to enforce rights or obligations set forth in this Agreement. Such advances shall be made within thirty (30) days after receiving copies of invoices presented by the Employee for such fees, costs and expenses. The Employee shall have the obligation to reimburse the Employer within sixty (60) days following the final disposition of the matter (including appeals) to the full extent of the aggregate advances unless the panel of arbitrators or court, as the case may be, has ruled in favor of the Employee on the merits of the substantive issues in dispute.

17.    Applicable Law.

This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that the Superior Court of Fulton County, Georgia, shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

18.    Interpretation.

Words importing any gender include all genders. Words importing the singular form shall include the plural, and vice versa. The terms “herein,” “hereunder,” “hereby, “hereto, “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19.    Entire Agreement.

This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Employee unless made in writing and signed by all parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

20.    Rights of Third Parties.

Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.    Survival.

The obligations of the Employer pursuant to Sections 3.2.5 and 3.3 and the obligations of the Employee pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Employee hereunder for the period designated under each of those respective sections.

22.    Compliance with Regulatory Restrictions.

Notwithstanding anything to the contrary herein, and in addition to any restrictions stated in Section 13 hereof, any compensation or other benefits paid to the Employee shall be limited to the extent required by any federal or state regulatory agency having authority over the Company or the Bank. The Employee agrees that compliance by the Employer with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Employee are limited, shall not be a breach of this Agreement by the Employer.

[Signatures Appear on the Following Page.]

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement in accordance with the provisions hereof.

STATE BANK FINANCIAL CORPORATION

Name:	Joseph W. Evans
Title:	Chief Executive Officer

STATE BANK AND TRUST COMPANY

Name:	J. Thomas Wiley, Jr.
Title:	President

EMPLOYEE

Name:	J. Daniel Speight, Jr.

Amended and Restated Employment Agreement Signature Page